Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in (i) the Registration Statement (No. 333-219759) on Form S-8 and (ii) the Registration Statement (No. 333-221392) on Form S-3 of Lonestar Resources US Inc. of our report dated March 23, 2017, relating to the consolidated financial statements of Battlecat Oil and Gas Holdings, LLC and its Subsidiaries, appearing in this Current Report on Form 8-K.

/s/ Hein & Associates LLP

Houston, Texas

December 14, 2017